NPC INTERNATIONAL, INC.
          Pro-Forma Financial Statements
          As of and for the year ended March 26, 1996


          Transaction Summary

               As described in response to Item 2 of Form 8K, NPC International, Inc. sold the stock of it's subsidiary Skipper's, Inc. as of March 25, 1996. A pre-tax loss of $20,000,000 has been recorded in the financial statements for the year ended March 26, 1996. As part of the transaction, Skippers made a dividend to NPC that reflected the transfer of certain assets and liabilities which consisted principally of real estate, insurance reserves, and reserves for future costs of liquidating previously closed properties. All the accounts of Skipper's have been removed from the balance sheet at March 26, 1996. Therefore, pro-forma adjustments to the condensed balance sheet are not necessary to reflect the transaction.

               CONDENSED CONSOLIDATED BALANCE SHEET

               Current Assets       $   30,245,000
               Facilities and equipment 92,677,000
               Assets held for sale      5,904,000
               Intangibles, net         62,583,000
               Other                     6,479,000

                    Total Assets      $197,888,000


               Current Liabilities      33,405,000 (b)
               Long-Term Debt           72,852,000
               Closure reserve           4,000,000
               Other                    10,311,000
               Equity                   77,320,000

                    Total Liabilities
                    and Equity        $197,888,000







PRO-FORMA CONDENSED
CONSOLIDATED STATEMENT OF OPERATIONS
NPC International, Inc. and Subsidiaries

                           As Reported                           Pro-Forma
                     NPC International,Inc.   Pro-forma     NPC International,
                        Fiscal Year Ended    Adjustments           Inc.
                            March 26,          March 26,         March 26,
                              1996               1996              1996

Total revenue              323,261,000        44,910,000 (a)   278,351,000

Restaurant operating
  expenses                 265,276,000        45,106,000 (a)   220,170,000
General and
  administrative expenses   24,452,000         3,812,000 (a)    20,640,000
Impairment and loss
  provision for
  underperforming assets    23,500,000                          23,500,000

Operating income (loss)     10,033,000        (4,008,000)(a)    14,041,000

Interest and other expense  (6,487,000)         (144,000)(a)    (6,343,000)
Income (loss) before
  income taxes               3,546,000        (4,152,000)        7,698,000

Provision (benefit)
  for income taxes           1,403,000        (1,662,000)        3,065,000
Net income (loss)           $2,143,000       $(2,490,000)       $4,633,000

Earnings (loss) per share        $0.09            $(0.10)            $0.19

Weighted average
  shares outstanding        24,663,971        24,663,971        24,663,971

Condensed Consolidated
Notes to Pro-Forma Financial Statements

(a) These items reflect the results of Skipper's operations - for the year ended March 26, 1996. The sale of Skipper's is not anticipated to have any further effect on salaries and corporate expenses other than noted here.

(b)  In  addition to  the $4,000,000  long-term closure  reserve,
     $3,500,000  is  included  in   current  liabilities  related   to
     estimated closure expenses.